FOURTH AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER INC.
AND
FRANCO BASEOTTO

This FOURTH AMENDMENT (this "Amendment") to the Employment Agreement between FOSTER WHEELER INC., a Delaware corporation (the "Company"), and FRANCO BASEOTTO (the "Executive"), dated as of May 6, 2008 (the "Agreement"), is made and entered into as of October 29, 2012 (the "Amendment Effective Date").

WHEREAS, Foster Wheeler Ltd. entered into the Agreement with the Executive; and

WHEREAS, the Company thereafter assumed the Agreement from Foster Wheeler Ltd. on or about February 9, 2009, and the Company and the Executive entered into a (i) First Amendment to the Agreement, effective January 18, 2010 ("First Amendment"), (ii) Second Amendment to the Agreement, effective May 4, 2010 ("Second Amendment"), and (iii) a letter amendment, dated March 14, 2012 (the "Third Amendment");

WHEREAS, the Company is relocating the Executive’s primary office from Geneva, Switzerland to Reading, England and the Company acknowledges that such relocation constitutes a material negative change in the employment relationship such that the Executive may terminate employment for good reason pursuant to the Agreement Section 4.1.2(iv) (Termination; For Good Reason By the Executive);

WHEREAS, in exchange for the valuable consideration provided by this Amendment, the Executive has agreed to (i) acknowledge and waive exercising the Executive’s right to terminate employment for Good Reason relating to the relocation of the Executive’s principal business location from Geneva, Switzerland to Reading, England and (ii) permit the secondment of this Agreement, as modified, to another affiliate of the Company; and

WHEREAS, pursuant to Section 9.9 of the Agreement, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree by executing this Amendment to amend the Agreement, including its First Amendment, Second Amendment and Third Amendment, as follows:

1.            The Agreement is amended by replacing the Addendum set forth in the Second Amendment and incorporating the provisions set forth in the Third Amendment with the following:

ADDENDUM

This Addendum sets forth the terms and conditions applicable during the Executive's performance of duties (as described in Agreement Section 1.1), for the period beginning on March 1, 2013 (the “Reading Move Date”) and ending on the date the Agreement is terminated pursuant to Agreement Section 4 (the "Term"), provided, however, that sections of this Addendum shall become effective on a date other than the Reading Move Date if and to the extent a different effective date is set forth below. Unless otherwise provided in this Addendum, all Agreement terms, including its First Amendment, Second Amendment and Third Amendment (including the Executive's entitlement to the compensation and benefits described in Agreement Section 3, as adjusted for merit increases since the date of the Agreement) shall remain in full force and effect during the Term.

A-1.        Location.

During the Term, the Executive shall perform his duties (as described in Agreement Section 1) primarily at Foster Wheeler Energy Limited’s (“FWEL’s”) offices in Reading, England, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company. The Executive shall keep a residence within reasonable daily commute of the Reading, England area throughout the Term.

A-2.        Long-Term Incentive Awards.

Upon the Executive's termination of employment (other than for Cause), all stock options outstanding as of the Executive's Termination Date shall remain exercisable for the shorter of one (1) year following the Executive's termination of employment or the remainder of the term of the stock option(s).

A-3.        Miscellaneous Terms.

(a)          [Reserved.]

(b)          Supplemental Long-Term Incentive Award. The parties acknowledge and agree that Executive previously received an award of restricted stock units on a date designated by the Foster Wheeler AG Board of Directors or its Compensation Committee ("Compensation Committee") during the first open trading window for Section 16 officers subsequent to May 2, 2010 (known as the "Grant Date") with an economic value as of the Grant Date equal to USD $2,500,000. Such award vests ratably on the first, second, and third anniversaries of the Grant Date. Restricted stock units that vest shall be settled by issuance of shares as provided in the grant agreements described above, but in no event later than March 15 of the year following the year in which the restricted stock units vest. For purposes of this Section, the number of restricted stock units granted to the Executive was consistent with the methodology used for valuing restricted stock unit awards granted to employees which was approved and adopted by the Compensation Committee. Such award was granted under the Company's Omnibus Incentive Plan and governed by separate agreements entered into between the Executive and the Company or one of its affiliates, and in the event of any inconsistency between such separate agreements and the terms of the Agreement (including, but not limited to, its Section 4 and this Amendment), the Agreement shall govern and control. For avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.

(c)          Assignment Benefits. During the Term and so long as Executive is assigned to Reading, England, the Executive shall be entitled to the following benefits ("Assignment Benefits"); all the benefits provided for in this Addendum are in addition to the perquisites and other benefits provided for in the Agreement:

(i)          Relocation Assistance: Effective as of the Amendment Effective Date, the following relocation assistance shall be provided:

(1)         The Company will assist in obtaining the proper work permits and/or visas necessary for the provision of services in England and reimburse the Executive for any work permit/visa, passport and immigration expenses, including expenses for dependents of the Executive relocating or intending to relocate to England;

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(2)         The cost of canceling work permits and/or visas that were obtained for the provision of services and/or residency in Switzerland for the Executive and dependents of the Executive;

(3)         The reasonable cost of any expenses (including penalty costs) related to the termination of Executive’s leases in Switzerland for the Executive’s primary residence, car, mobile phone, satellite and/or cable subscription or similar expenses provided the Executive cooperates with the Company and uses reasonable efforts to avoid and/or limit the expenses, if any, incurred in connection with terminating such leases;

(4)         The costs and expenses related to Executive’s leases in Switzerland for the Executive’s primary residence and/or car should such leases not be terminated by the Reading Move Date, provided Executive has used his best efforts to terminate such leases by the Reading Move Date;

(5)         The reasonable cost of temporary living expenses in either Switzerland or England for a period of one hundred twenty (120) days surrounding the Reading Move Date and beginning on or after November 1, 2012;

(6)         The reasonable costs of any duplicate housing and utilities costs for the rental of a primary residence in either Switzerland or England for a period of one hundred twenty (120) days surrounding the Reading Move Date and beginning on or after November 1, 2012;

(7)         The reasonable cost of storing household goods for a period of one hundred twenty (120) days from the date the Executive vacates Executive’s primary residence in Switzerland, if required;

(8)         The reasonable costs of packing and shipping household goods and automobiles, if applicable, from Switzerland to England and to one other location, if required;

(9)         Reimbursement for two (2) house hunting trips by the Executive and/or Executive’s spouse of up to four (4) days each, to include reasonable lodging, transportation and meals;

(10)        The cost of pet relocation, including transportation and kennel fees related to the move from Switzerland to England;

(11)        The reasonable cost for the negotiation and/or leasing fees incurred by Executive in connection with the initial rental of Executive’s primary residence in the Reading, England area. The Executive may use the services of FWEL’s relocation service provider for such services; and

(12)        The actual and reasonable cost of miscellaneous expenses not set forth above and incurred related to the relocation of Executive and/or Executive’s dependents from Switzerland to England provided that Executive obtains the prior written approval of the Company’s Executive Vice President, Human Resources or CEO before submitting such expense to the Company for reimbursement.

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(ii)         Settling-in Allowance: A settling-in allowance of USD $30,000 shall be paid within thirty (30) days of the date of the Reading Move Date, which settling-in allowance shall be paid in British Pounds, as converted using the exchange rate as of the date of payment.

(iii)        Assignment Allowance: The Company shall pay the Executive a monthly allowance as set forth below. For purposes of this Section A-3(c)(iii), the Second Period shall mean the period from the Amendment Effective Date through the Reading Move Date and the Third Period shall mean the first day immediately following the Second Period through the earlier of the Executive’s Termination Date or January 18, 2015.

Allowance	Second Period		Third Period

(1) Cost-of-living allowance:	CHF	7,207	£5,053

(2) Housing:	CHF	16,100	£11,288

(3) Transportation:	CHF	2,208	£1,548

(4) Utilities:	CHF	600	£421

TOTAL	CHF	26,115	£18,310

Through the Reading Move Date, such allowances shall be payable in advance in Swiss Francs according to the Company's payroll practices. On and after the Reading Move Date, such allowances shall be payable in British Pounds. The Company shall also provide for reasonable advances to the Executive for the purpose of obtaining housing and satisfying other relocation expenses.

(iv)        Personal Air Travel and Home Leave: The Company shall reimburse the Executive for, at the Executive’s choice, either:

(A)           one (1) trip per twelve (12) months per authorized dependent and the Executive, (I) expenses eligible for reimbursement include a business class airline ticket and local ground expenses from and to the original point of origin, and (II) one (1) day of travel shall be permitted each way as additional vacation, or

(B)          multiple trips per twelve (12) months per authorized dependent and the Executive, (I) expenses eligible for reimbursement include an airline ticket and local ground expenses from and to the original point of origin, provided, however, that the total cost of the foregoing expenses described in this subsection (B) that will be reimbursed by the Company in such twelve (12) month period shall not exceed USD $6,000 multiplied by a number consisting of the number of the Executive's authorized dependents and the Executive, and provided, further, that each of the Company's President and Executive Vice President, Human Resources, acting singly, may, but is not bound to, adjust the foregoing USD $6,000 in light of any changes in the cost of a business class airline ticket between England and the United States, any which adjustment shall be reflected in writing provided to the Executive and may be made during the first quarter of each calendar year or at such other time(s) as the officer making the adjustment may deem appropriate, and (II) two (2) days of travel per twelve (12) months shall be permitted as additional vacation.

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(v)         Vacation and Holidays: The Executive's paid time off shall be consistent with that currently provided. United Kingdom public holidays shall be established by the Company.

(vi)        Continued Medical Coverage. To the extent U.S. medical coverage is not available in England, the Company shall pay for the cost of securing substantially similar coverage in England for the Executive and the Executive's eligible dependents. Eligible dependents of the Executive shall continue to maintain medical coverage irrespective of their relocation to England.

(vii)       Tax Equalization.  Under tax equalization, the Executive's obligation for income taxes shall not exceed the amount of income tax calculated each year on Base Salary, short-term annual pay and long-term incentive pay applying the U.S. tax rules without taking into consideration any foreign tax credit.  Such amount will be deducted from the Executive's paycheck.  Should additional income taxes arise in the U.S., Switzerland, or the United Kingdom as a result of an assignment by the Company, the Company shall pay the additional tax.  The Executive may choose, as an alternative to the U.S. tax equalization program, to be personally responsible for the Swiss or United Kingdom, as the case may be, income tax on the Executive's Base Salary, short-term incentive pay and long-term incentive pay.  In addition to the tax equalization on the compensation above, the Executive will be reimbursed for any wealth tax due in Switzerland or the United Kingdom as a result of an assignment by the Company.

(viii)      Tax Preparation Services:  The Company shall retain the services of a tax consultant to prepare the Executive's U.S., Swiss and/or United Kingdom tax returns, as required and as related to an assignment by the Company.

(ix)         Tax Gross-Up.  To the extent that the provision of Assignment Benefits (for the avoidance of doubt, including, without limit, those related to the assignment to Switzerland) results in taxable income to the Executive, the Company shall pay the Executive an amount to satisfy the Executive's Swiss, United Kingdom and U.S. income tax obligation.  Such payment shall be grossed-up for taxes and made as soon as practicable after the tax liability arises, but in no event later than the end of the year following the year in which the tax is due.

(x)          Seconded Arrangement: The Executive shall be seconded to FWEL in Reading, England or such other affiliate of the Company as determined by the Company and shall continue to remain an employee of the Company. The Executive remains eligible to participate in the Company's employee benefit plans as set forth in Section 3 of the Agreement and to receive U.S. social security benefits.

(xi)         Legal Services. The Company shall reimburse the Executive for legal fees incurred in relation to an attorney's review of this Amendment, up to a maximum of USD $5,000.

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(xii)        Financial/Estate Planning. The Company shall reimburse the Executive for one-time costs relating to the Executive's financial and estate planning, such reimbursement to be for such one-time costs incurred during either the assignment to Switzerland or the assignment to England.

(xiii)       Compassionate Leave: The Executive shall be provided with up to five (5) days' paid compassionate leave in relation to the death of an immediate family member. The Company shall reimburse the Executive and his dependents for the cost of round-trip business airline tickets to attend funeral services.

(d)          Termination of Employment. Effective as of the Amendment Effective Date, if the Executive's employment is terminated for any reason, the terms of Agreement Section 4 (including the amendments to same set forth in this Amendment) shall control; provided, that the relocation to England shall not constitute an event giving rise to a termination of employment for Good Reason and further provided that after the Reading Move Date any further relocation for purposes of Section 4.1.2(iv) of the Agreement (Termination; For Good Reason by the Executive) shall be calculated using Reading, England as the Executive’s principal business location. If the termination is for any reason other than for Cause or a resignation by the Executive without Good Reason, the Company shall pay the reasonable costs associated with the repatriation to the U.S, provided, further, that if (i) the Company and the Executive cannot find a mutually satisfactory agreement related to employment terms and conditions applicable after January 18, 2015, (ii) the Executive resigns without Good Reason, and (iii) the Executive notifies the Company of the Executive’s intention to resign under the conditions set forth in (i) and (ii) of this sentence by the earlier of (A) April 17, 2015, or (B) the day the Executive notifies the Company of the Executive’s intention to resign under the conditions set forth in (i) and (ii) of this sentence, then the Company shall pay to the Executive the reasonable costs associated with the repatriation to the U.S.

A-4.        Maximum Length of Assignment.

For the avoidance of doubt, the maximum period of time during which the Executive may be considered to be "on assignment" and, therefore, eligible for assignment-related compensation and Assignment Benefits is through January 18, 2015.

A-5.        Application of Section 409A to Benefits-in-Kind, Expense Reimbursements and Allowances.

(a)          Benefits-in-Kind; Expense Reimbursements. Benefits-in-kind and any provision for reimbursement of expenses during the Executive's assignment shall be subject to the following rules, as required to comply with Code Section 409A:

(i)          The amount of in-kind benefits provided or expenses eligible for reimbursement in one (1) calendar year may not affect in-kind benefits or reimbursements to be provided in any other calendar year.

(ii)         Expenses will be reimbursed as soon as administratively possible, but in no event shall expenses be reimbursed later than December 31st of the year following the year in which the expense was incurred.

(iii)        The right to an in-kind benefit or reimbursement may not be subject to liquidation or exchange for another benefit.

(b)          Allowances. Allowances generally shall be paid monthly. In no event shall the payment of any allowance be made later than March 15th of the year following the year in which the Executive is entitled to payment.

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2.            Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together constitute one (1) and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to the Agreement as of the date first written above.

FOSTER WHEELER INC.

By:	/s/ J. Kent Masters
Name:	J. Kent Masters
Title:	President & CEO

By:	/s/ Franco Baseotto
FRANCO BASEOTTO

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